UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2009 (November 17, 2009)

Find the World Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134287	59-253 9657
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Palm Grove House PO Box 438, Road Town Tortola, British Virgin Islands		VG1110
(Address of Principal Executive Office)		(Zip Code)

+(852) 967 45278
(Registrant’s telephone number, including area code

360 Main Street, Washington, VA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

As reported on November 4, 2009, on October 27, 2009, Find the World Interactive, Inc. (the “Company”) entered into a purchase agreement with Belmont Partners, LLC (“Belmont”), by which Belmont would acquire three million seventy-six thousand five hundred (3,076,500) shares of the Company’s common stock (the “Belmont Purchase Agreement”). Following the closing of the transactions contemplated by the Belmont Purchase Agreement on November 17, 2009, which represented a change of control of the Company, Belmont controlled approximately 66.88% of the issued and outstanding capital stock of the Company calculated on a fully-diluted basis.

On November 17, 2009, and following the closing of the transaction described above, the Company entered into a securities purchase agreement among Belmont and Unique Invention Development Limited (“UIDL”), pursuant to which Belmont agreed to sell to UIDL three million seventy-six thousand five hundred (3,076,500) for a purchase price of $310,000 (the “Securities Purchase Agreement”).  The sale represents a change of control of the Company and the shares acquired by UIDL represents approximately 66.88% of the issued and outstanding capital stock of the Company calculated on a fully-diluted basis.

UIDL used its working capital to acquire the shares in the transaction described above and did not borrow any funds to acquire such shares.

Prior to the closing of the transactions contemplated by the Securities Purchase Agreement, UIDL not affiliated with the Company. However, following the closing of the transaction, UIDL is deemed to be an affiliate of the Company as a result of its stock ownership interest in the Company.

This brief description of the terms of the Securities Purchase Agreement is qualified by reference to the provision of the agreement, attached to this report as Exhibit 10.1.

Item 5.01.

Changes in Control of the Registrant.

See response to Item 1.01.

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Director.

In connection with the closing of the transactions contemplated by the Securities Purchase Agreement on November 17, 2009, Joseph Meuse, the sole director of the Company, submitted his resignation letter, pursuant to which he resigned from all offices of the Company that he holds effective as of the closing of the transaction. The resignation of Mr. Meuse is not in connection with any known disagreement with the Company on any matter.

A copy of this report has been provided to Mr. Meuse and he has been provided with the opportunity to furnish the Company as promptly as possible with a letter addressed to the Company stating whether he agrees with the statements made in this report, and if not, stating the respects in which he does not agree. Mr. Meuse has not delivered any such letter to the Company.

On November 17, 2009, in connection with the terms of the Securities Purchase Agreement, Mr. Lam Hak Kwan was appointed to the board of the directors, effective immediately. He was also appointed as the Chief Executive Officer, Chief Financial Officer and Secretary of the Company. The Company and the newly appointed officer have not entered into any arrangement regarding the payment of compensation for acting as an officer or director of the Company.

LAM HAK KWAN was appointed as our Chief Executive Officer, Chief Financial Officer and Director on November 17, 2009. For more than the past ten years, Mr. Lam has served as the CEO of Hongkong Tongsing International Development Company Limited, an international trade company based in Hong Kong. His major responsibilities include making strategic decisions regarding the company’s development, marketing and operations.

Mr. Lam expects to spend approximately five hours per month on the Company’s business and affairs.

Item 9.01.

Exhibits.

(d)  Exhibits

Number	Description
10.1	Securities Purchase Agreement by and among Find the World Interactive, Inc., Belmont Partners, LLC and Unique Invention Development Limited, dated November 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIND THE WORLD INTERACTIVE, INC.

Date: November 18, 2009

By:

/s/ Lam Hak Kwan

Lam Hak Kwan

President and Chief Executive Officer